Exhibit 3-7
Page 1 of 4

                          STATE OF KANSAS

                                            [SEAL:  STATE OF KANSAS]

                            OFFICE OF
                        SECRETARY OF STATE
                           BILL GRAVES


To all to whom these presents shall come, Greetings:

I, Bill Graves, Secretary of State of the State of Kansas, do hereby certify that the attached is a true and correct copy of an original on file and of record in this Office.


                                   [SEAL: PAT KETTLER, REGISTER OF DEEDS
                                                    JAN 23, 1995]


                        In testimony whereof:

I hereto set my hand and cause to be affixed my official seal. Done at the City ofTopeka on the date below:
                            Dec. 30, 1994


    [SEAL: SECRETARY OF STATE
            STATE OF KANSAS]
                                              BILL GRAVES
                                          SECRETARY OF STATE


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Exhibit 3-7
Page 2 of 4


              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION

                                          OF

                               HIGH PLAINS CORPORATION


We, Stanley E. Larson, President, and Hale Thompson Ritchie II, Secretary, of High Plains Corporation, a corporation organized and existing under the laws of the State of Kansas, do hereby certify that at a meeting of the Board of Directors of the corporation the board adopted a resolution setting forth the following amendments to the Fourth, Eighth, Ninth, Tenth and Eleventh Articles of the Articles of Incorporation and declared its advisability, to-wit:

FOURTH:   The total number of shares which the Corporation may
issue shall be fourteen million twenty-five thousand
(14,025,000) comprised of:

(a) Fourteen million (14,000,000) shares of Common Stock, par value $.10 per share; and

(b) Twenty-five thousand (25,000) shares of Preferred Stock, no par value per share.

Authority is expressly granted to the Board of Directors of this Corporation to fix by resolution or resolutions thereof any voting powers, designations, preferences, rights, qualifications, limitations or restrictions of any class or of any series of such authorized shares which are not in conflict with the provisions hereof.

EIGHTH: In furtherance and not in limitation of the powers conferred by the laws of the state of Kansas, the Board of Directors of the Corporation is authorized and empowered to adopt, alter, amend and repeal the bylaws of the Corporation in any manner not inconsistent with the laws of the state of Kansas.

NINTH: The Corporation shall, to the fullest extent permitted by
Section 17-6305 of the Kansas General Corporation Code, or any successor provision, as presently in effect or as hereafter may be amended, indemnify all persons whom it may indemnify pursuant thereto and shall advance expenses of litigation to directors and officers in accordance with the procedures and limitations set forth in the bylaws.

TENTH: Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of each class of securities then entitled to be voted thereon shall be required for approval of any merger or consolidation, or any sale, lease, exchange, transfer or other disposition of all, or substantially all, of the assets

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Exhibit 3-7
Page 3 of 4

of the Corporation, unless such merger, consolidation, sale, lease, exchange, transfer or disposition is with a subsidiary whoily-owned by the Corporation.

The affirmative vote of the holders of at least seventy-five percent (75%) of the shares of the Corporation then entitled to be voted in an election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with this Article TENTH. For purposes of this Article TENTH, shares not voting shall count as votes against any such proposed amendment, repeal or adoption of such inconsistent provision.

ELEVENTH: No stockholder shall have any preemptive right to subscribe to an additional issue of stock of the Company of any class or series thereof, or to any security of the Company convertible into such stock.

We further certify that thereafter, pursuant to the resolution and in accordance with the bylaws of the corporation and the laws of the State of Kansas, the Board of Directors called a meeting of stockholders for consideration of the proposed amendment, and thereafter, pursuant to notice and in accordance with the statutes of the State of Kansas, the stockholders convened and considered the proposed amendment.

We further certify that at the meeting a majority of the stockholders entitled to vote voted in favor of the proposed amendment.

We further certify that the amendment was duly adopted in accordance with the provisions of K.S.A. 17-6602, as amended.

In Witness Whereof, we have hereunto set our hands and affixed the seal of the corporation this 14th day of October, 1994.

                             Stanley E. Larson, President

                             Hale Thompson Ritchie II, Secretary

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Exhibit 3-7
Page 4 of 4


STATE OF KANSAS       )
                      )ss.
COUNTY OF SEDGWICK    )

     Be it remembered that before me, a Notary Public in and for the aforesaid county and state, personally appeared Stanley E. Larson, President, and Hale Thompson Ritchie II, Secretary, of the corporation named in this document, who are known to me to be the same persons who executed the foregoing certificate and duly acknowledged its execution of the same this 14 day of October, 1994.

   [SEAL: DIANA L. VERBLE
          NOTARY PUBLIC
          STATE OF KANSAS]
                                                 Diana L. Verble
                                                 Notary Public

My appointment or commission expires:

        4/8/98